Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements 333-288467 and 333-288468 on Form S-3 and Registration Statement 333-280696 on Form S-8 of our reports dated February 25, 2026, relating to the financial statements of LandBridge Company LLC and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Houston, Texas

February 25, 2026